ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Registration Statement Nos. 333-180477 and 333-189193

June 10, 2013

Atlas Resource Partners, L.P.

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated June 10, 2013 together with the prospectus dated April 13, 2012 relating to these securities.

Issuer	Atlas Resource Partners, L.P. (NYSE: ARP)

Offering Size:	13,000,000 common units representing limited partner interests

Offering Price:	$21.75 per common unit

Option to purchase additional units:	1,950,000 additional common units offered by the issuer (30 days)

Gross Proceeds:	$282,750,000 (excluding option to purchase additional common units) or $325,162,500 (including exercise of option to purchase additional common units)

Trade Date:	June 10, 2013

Settlement Date:	June 14, 2013

CUSIP:	04941A 101

Underwriters:	Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company, Incorporated
MLV & Co. LLC
Oppenheimer & Co. Inc. Stephens Inc. Wunderlich Securities, Inc.
C&Co/PrinceRidge LLC Tuohy Brothers Investment Research, Inc.

Additional Information:

Atlas Resource Partners, L.P. has filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectus in such registration statement and other documents the issuer has filed with the SEC for more complete information about Atlas Resource Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, a copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from the following addresses: Wells Fargo Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152; by email: cmclientsupport@wellsfargo.com, or Toll-Free (800) 326-5897; BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038; by email at dg.prospectus_requests@baml.com, or Toll-Free: (866) 500-5408; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717; by email at batprospectusdept@citi.com, or Toll-Free: (800) 831-9146; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717; by email at barclaysprospectus@broadridge.com, or Toll-Free: (888) 603-5847; Deutsche Bank Securities, Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, New Jersey, NJ 07311; Toll-Free: (800) 503-4611; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Ave. Edgewood, NY 11717; Toll-Free: (866) 803-9204; Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; by email: prospectus@morganstanley.com, or Toll-Free: (866) 718-1649; or RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 10th Floor, New York, NY 10281-8098; by email at CM-USA-Prospectus@rbc.com, or Toll-Free: 877-280-1299.

NOTE ABOUT NON-CITIZEN ASSIGNEES AND NON-TAXPAYING HOLDERS:

If Atlas Resource Partners, L.P.’s general partner determines at any time that a holder’s nationality, citizenship, or other related status creates a substantial risk of cancellation or forfeiture of any property, or that a holder’s tax paying status has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers, such holder’s status may restrict the holder’s distributions, allocations and their ability to vote, and their common units may be subject to redemption. Prospective investors should read the Atlas Resource Partners, L.P. prospectus for further information.

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